Exhibit (g)5(i)
July 25, 2007
State Street Bank and Trust Company
200 Clarendon Street
Boston, Massachusetts 02116

Re:	Amendment to the Custodian Agreement (the “Agreement”), dated as of August 1, 1991, by and among GMO Trust, Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street Bank and Trust Company (“State Street Bank”) (as successor by merger to Investors Bank & Trust Co. (“IBT”)), as amended (the “Custodian Agreement”) and the Amended and Restated Delegation Agreement, dated as of June 29, 2001, by and between State Street Bank (as successor by merger to IBT) and GMO Trust, on behalf of certain of its series of the Trust, as amended (the “Delegation Agreement”)
Ladies and Gentlemen:
     GMO Trust hereby notifies you that it has established one additional series of shares, namely, GMO Special Situations Fund (the “New Fund”). The Trust (as defined in each of the Custodian Agreement and the Delegation Agreement) desires that you serve as (i) custodian of the assets of the New Fund under the terms of the Custodian Agreement and (ii) delegate with respect to the assets of the New Fund under the terms of the Delegation Agreement.
     If you agree to so serve as custodian and delegate for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a “Fund” under each of the Custodian Agreement and Delegation Agreement. This letter agreement shall constitute an amendment to the Custodian Agreement and the Delegation Agreement and, as such, a binding agreement among the Trust, GMO (only in the case of the Custodian Agreement) and you in accordance with its terms.

Sincerely,

GMO TRUST

By:	/S/ JASON HARRISON

Name: Jason Harrison
Title: Clerk

State Street Bank and Trust Company	-2-	July 25,2007

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/S/ JB KITTREDGE

Name: JB Kittredge
Title: General Counsel
The foregoing is hereby
accepted and agreed.
STATE STREET BANK AND TRUST COMPANY

By:	/s/ STEPHEN DESALVO
Name:	Stephen DeSalvo
Title:	Managing Director